UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2013 (October 31, 2013)

PVR Partners, L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-16735	23-3087517
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 301

100 Matsonford Road, Radnor, Pennsylvania 19087

(Address of principal executive office) (Zip Code)

(610) 975-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 31, 2013, PVR Partners, L.P. and Penn Virginia Resource Finance Corporation II (together, the “Issuers”) gave notice that they will call for redemption in cash of $127,400,000 million aggregate principal amount of their outstanding 8.375% Senior Notes due 2020 (the “Notes”) pursuant to Section 3.08(c) of the Indenture, dated as of April 27, 2010, by and among the Issuers, the subsidiary guarantors named therein and Wells Fargo Bank, N.A., as trustee (as amended and supplemented through the date hereof, the “Indenture”), which provides, in relevant part that at any time prior to June 1, 2015, the Issuers may redeem in the aggregate up to 35% of the aggregate principal amount of Notes with the net proceeds of one or more equity offerings at a redemption price equal to 108.375% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date (the “Redemption Price”). The redemption date for the Notes will be December 1, 2013. Because the redemption date is an interest payment date under the terms of the Indenture, interest accrued up to the redemption date will be paid to record holders as of the record date therefor, and there will be no accrued and unpaid interest due as part of the Redemption Price.

The Notes were originally issued on May 17, 2012, in an aggregate principal amount of $600,000,000, all of which remains outstanding on the date hereof. On and after the redemption date, any redeemed Notes will no longer be deemed outstanding, interest will cease to accrue thereon, and all rights of the holder of the Notes will cease, except for the right to receive the redemption price, without interest thereon.

Item 7.01.	Regulation FD Disclosure.

The information disclosed under Item 2.04 above is incorporated by reference into this Item 7.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PVR PARTNERS, L.P.

	By:	PVR GP, LLC Its General Partner

Dated: October 31, 2013

	By:	/s/ BRUCE D. DAVIS, JR.
	Name:	Bruce D. Davis, Jr.
	Title:	Executive Vice President, General Counsel and Secretary

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